Exhibit 1.1
LIMITED CONSENT
RECITALS:
     Reference is made to that certain Credit Agreement dated as of March 15, 2007 among Noble Corporation, a Cayman Islands exempted company limited by shares (the “Company”), Citibank, N.A., as Administrative Agent, the Other Agents and the Lenders named therein (the “Credit Agreement”). Capitalized terms which are defined in the Credit Agreement and which are used herein shall have the meanings given them in the Credit Agreement.
     The Company is currently undertaking a transaction in which the place of incorporation of the parent holding company of the Noble group of companies is being changed from the Cayman Islands to Switzerland (the “Restructuring”). Pursuant to the Restructuring, the Company will become a wholly-owned Subsidiary of a new Swiss corporation also called Noble Corporation (“Noble-Switzerland”), which will be owned by the current owners of the Company. While the existing ownership of the Company will continue to own and control the Company indirectly through Noble-Switzerland, the Restructuring would result in a technical violation of Section 7.1(j) of the Credit Agreement.
     Accordingly, the Company requests that each Lender consent to the Restructuring and waive any Default or Event of Default under Section 7.1(j) of the Credit Agreement with respect thereto. In connection therewith, the Company also requests (and by its execution hereof agrees) that following the Restructuring, references to the Company in Section 7.1(j) of the Credit Agreement shall thereafter refer to both the Company and its parent, Noble-Switzerland.
LIMITED CONSENT AND WAIVER:
     Subject to the conditions and limitations set forth hereinbelow, the undersigned Lender hereby (i) consents to the Restructuring, and waives any Default or Event of Default under Section 7.1(j) of the Credit Agreement with respect thereto, and (ii) agrees that following the Restructuring, references to the Company in such Section 7.1(j) shall thereafter refer to both the Company and its parent, Noble-Switzerland.
LIMITATIONS AND CONDITIONS:
     The Company hereby represents and warrants to Administrative Agent and Lenders that, except for those being waived hereunder, no Default or Event of Default has occurred or is continuing as of the date hereof or would occur as a result of the Restructuring, and each of the representations and warranties of the Company and its Subsidiaries set forth herein and in the Credit Agreement (other than the representations and warranties set forth in Sections 5.4, 5.10, 5.16 and 5.17) and in the other Credit Documents (other than those that relate to the representations and warranties set forth in Sections 5.4, 5.10, 5.16 and 5.17 of the Credit Agreement) are true and correct in all material respects as of the date hereof and shall be true and correct immediately following the Restructuring, except as a result of the transactions expressly permitted hereunder or thereunder and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date.
     Except as expressly waived or agreed herein, all covenants, obligations and agreements of Credit Parties contained in the Credit Agreement and the other Credit Documents shall remain in full force and effect in accordance with their terms. Without limitation of the foregoing, the consents and agreements set forth herein are limited precisely to the extent set forth herein and shall not be deemed to (a) be a consent or agreement to, or waiver or modification of, any other term or condition of the Credit Agreement or any of the documents referred to therein, or (b) except as expressly set forth herein, prejudice any right or rights which Administrative Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement or any of the documents referred to therein. Except as expressly modified hereby, the terms and provisions of the Credit Agreement and any other documents or instruments executed in connection with any of the foregoing, are and shall remain in full force and effect in accordance with their terms, and the same are hereby ratified and confirmed by the Company in all respects.
     THIS LIMITED CONSENT, AND THE RIGHTS AND DUTIES OF THE PARTIES THERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.
     THIS LIMITED CONSENT, TOGETHER WITH THE OTHER CREDIT DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     This Limited Consent is a “Credit Document” as defined and described in the Credit Agreement, and all of the terms and provisions of the Credit Agreement relating to Credit Documents shall apply hereto. This Limited Consent may be separately executed in counterparts and by the different parties hereto in separate counterparts (including by facsimile or other electronic means), each of which when so executed shall be deemed to constitute one and the same agreement.
     IN WITNESS WHEREOF, the undersigned parties have executed this Limited Consent as of the ___ day of January, 2009.

NOBLE CORPORATION, as Borrower
By:
	Name:	Thomas L. Mitchell
	Title:	Senior Vice President & Chief Financial Officer

CONSENTED TO:

Name of Lender

By:
Name:
Title: